Exhibit 12.2

                 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS

                              Regency Centers, L.P.
                       Ratio of Earnings to Fixed Charges



                                                              RCLP         RCLP        RCLP        RCLP      RCLP       RCLP
                                                            06-30-00       1999        1998        1997      1996       1995


Net income                                                   57,013       99,131      49,299      24,228      4,942       796
Adjust for:
   Minority interest                                            480        2,855         464         505          -         -
   Equity in income of joint ventures                           (61)      (4,688)       (946)        (33)       (70)       (4)
   Gain (loss) on sale of real estate                           (18)         233     (10,726)       (451)         -         -
Plus fixed charges                                           51,176       79,430      30,239      16,658      6,857     5,085
Plus distributions from equity joint ventures                     -          704         384          69        232        12
Less preferred stock/unit dividend                          (13,255)     (12,368)     (3,358)          -          -         -
Less capitalized interest                                    (5,961)     (11,029)     (3,417)     (1,896)      (381)     (285)
                                                           ------------------------------------------------------------------------
Earnings                                                     89,374      154,268      61,939      39,080     11,580     5,604
                                                           ------------------------------------------------------------------------

Preferred stock/unit dividend                                13,255       12,368       3,358           -          -         -
Interest expense including amortization of
   loan costs and interest savings                           31,960       56,033      23,464      14,762      6,476     4,800

Capitalized interest                                          5,961       11,029       3,417       1,896        381       285
                                                           ------------------------------------------------------------------------
Total fixed charges                                          51,176       79,430      30,239      16,658      6,857     5,085
                                                           ------------------------------------------------------------------------

Ratio                                                           1.7          1.9         2.0         2.3        1.7       1.1
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